Exhibit 99

2013 Annual Report

Hyster-Yale Materials Handling

Poised For Growth

Yale People.Products.Productivity.

Hyster-Yale maintains leading market share positions in the Americas and worldwide

CONTENTS

About the Company 1

Selected Financial and Operating Data 2

Letter to Stockholders 4

Form 10-K 17

Directors and Officers 102

Corporate Information Inside Back Cover

Cover:

Top Left: The Yale® MPE080VG is a new heavy-duty end-rider warehouse truck for the Americas market with an 8,000 pound capacity. Top Right: The newly upgraded Yale® NR045EB Reach truck for the Americas market, shown moving pallets in a warehouse environment, has a capacity of 4,500 pounds and has been designed to effectively meet the demands of high-density distribution environments. Bottom: The Hyster® H280HD2 has a 28,000 pound lifting capacity and a new low emission, Tier 4-compliant engine which has been proven to reduce fuel costs and ultimately decrease the cost of ownership to the customer.

ABOUT THE COMPANY

Hyster-Yale and its subsidiaries, including its operating subsidiary NACCO Materials Handling Group, Inc., is a leading global designer, engineer, manufacturer, seller and servicer of a comprehensive line of electric, warehousing and internal combustion engine lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names, mainly to independent Hyster® and Yale® retail dealerships. Lift trucks and component parts are manufactured in the United States, Northern Ireland, Mexico, the Netherlands, Italy, the Philippines, Vietnam, Japan, Brazil and China.

The Company's economic engine is driven by unit volume, and its worldwide distribution strength drives these volumes and related market share. The Company's growing global share has resulted in an estimated installed population base of approximately 815,000 lift trucks in operation at the end of 2013 in more than 700 industries worldwide, which generates profitable parts and service revenue.

The Company is poised for profitable growth by gaining market share as well as improving margins on lift truck units, especially in the internal combustion engine trucks. The Company plans to accomplish these objectives by implementing five key strategic initiatives:

- Understanding Customer Needs
- Offering Customers the Lowest Cost of Ownership
- Enhancing Independent Distribution
- Improving the Company's Warehouse Position
- Focusing on Succeeding in Asia,

And three supporting programs:

- Enhancing the Big Truck Segment
- Strengthening the Marketing and Sales Organization
- Expanding Brazil Production Capacity


EBITDA*
(in millions)
$180
$150
$120
$90
$60
$30
$0
$5.6
$82.3
$146.8
$144.0
$164.8
09
10
11
12
13


Total Revenues
(in billions)
$3.0
$2.0
$1.0
$0
$1.5
$1.8
$2.5
$2.5
$2.7
09
10
11
12
13

Mission Statement: To be a ***leading globally integrated*** designer, manufacturer and marketer of ***a complete range*** of high quality, application-tailored lift trucks, offering the ***lowest cost of ownership,*** outstanding parts and service support and the ***best overall value.***

* See page 3 for the calculation of EBITDA and the discussion of non-GAAP items and the related reconciliations to U.S. GAAP measures.

1

SELECTED FINANCIAL AND OPERATING DATA

	Year Ended December 31				
	2013	2012[1]	2011[1]	2010[1]	2009[1]
	(In millions, except per share data)				
Operating Statement Data:					
Revenues	**$ 2,666.3**	$ 2,469.1	$ 2,540.8	$ 1,801.9	$ 1,475.2
Operating profit (loss)	**$ 134.3**	$ 111.7	$ 110.0	$ 46.1	$ (31.2)
Net income (loss)	**$ 110.2**	$ 98.1	$ 82.6	$ 32.3	$ (43.2)
Net (income) loss attributable to noncontrolling interest	**$ (0.2)**	$ (0.1)	$ —	$ 0.1	$ 0.1
Net income (loss) attributable to stockholders	**$ 110.0**	$ 98.0	$ 82.6	$ 32.4	$ (43.1)
Basic earnings (loss) per share attributable to stockholders[1]	**$ 6.58**	$ 5.84	$ 4.93	$ 1.95	$ (2.60)
Diluted earnings (loss) per share attributable to stockholders[1]	**$ 6.54**	$ 5.83	$ 4.91	$ 1.94	$ (2.60)
Balance Sheet Data December 31:					
Cash	**$ 175.7**	$ 151.3	$ 184.9	$ 169.5	$ 163.2
Total assets	**$ 1,161.3**	$ 1,064.4	$ 1,117.0	$ 1,041.2	$ 914.1
Long-term debt	**$ 6.7**	$ 106.9	$ 54.6	$ 215.5	$ 229.2
Stockholders' equity	**$ 449.8**	$ 341.3	$ 296.3	$ 230.7	$ 207.1
Cash Flow Data:					
Provided by operating activities	**$ 152.9**	$ 128.7	$ 54.6	$ 47.5	$ 115.9
Provided by (used for) investing activities	**$ (26.1)**	$ (19.5)	$ (15.9)	$ (8.5)	5.8
Cash flow before financing activities[2]	**$ 126.8**	$ 109.2	$ 38.7	$ 39.0	$ 121.7
Used for financing activities	**$ (104.4)**	$ (144.4)	$ (19.5)	$ (24.4)	$ (18.3)
Other Data:					
Cash dividend paid pre-spin to NACCO Industries, Inc.	**$ —**	$ 5.0	$ 10.0	$ 5.0	$ —
Per share data:					
Cash dividends[3][4]	**$ 1.00**	$ 2.25			
Market value at December 31[3]	**$ 93.16**	$ 48.80			
Stockholders' equity at December 31[3]	**$ 26.91**	$ 20.40			
Actual shares outstanding at December 31[3]	**16.714**	16.732			
Basic weighted average shares outstanding[1]	**16.725**	16.768	16.767	16.657	16.579
Diluted weighted average shares outstanding[1]	**16.808**	16.800	16.815	16.688	16.579
Total employees at December 31[5]	**5,100**	4,900	4,800	4,400	4,200

(1) As a result of Hyster-Yale's spin-off from NACCO Industries, Inc. and the distribution of one share of Class A common stock and one share of Class B common stock for each share of NACCO Industries, Inc. Class A common stock and NACCO Industries, Inc. Class B common stock on September 28, 2012, the earnings per share amounts and the weighted average shares outstanding for the Company have been calculated based upon doubling the relative historical basic and diluted weighted average shares outstanding of NACCO Industries, Inc.

(2) Cash flow before financing activities is equal to net cash provided by (used for) operating activities less net cash provided by (used for) investing activities.

(3) This information is only included for periods subsequent to the spin-off from NACCO Industries, Inc.

(4) Includes an extraordinary dividend of $2.00 per share and a regular quarterly dividend of $0.25 per share paid to stockholders of the Company during the fourth quarter of 2012.

(5) Excludes temporary employees.

2

	Year Ended December 31				
	2013	2012	2011	2010	2009
	(In millions)				
Calculation of EBITDA[6]					
Net income (loss) attributable to stockholders	**$ 110.0**	$ 98.0	$ 82.6	$ 32.4	$ (43.1)
Noncontrolling interest income (loss)	**0.2**	0.1	—	(0.1)	(0.1)
Income tax provision (benefit)	**17.2**	7.0	18.9	1.8	(3.6)
Interest expense	**9.0**	12.4	15.8	16.6	19.0
Interest income	**(1.8)**	(1.5)	(1.8)	(2.3)	(2.8)
Depreciation and amortization expense	**30.2**	28.0	31.3	33.9	36.2
EBITDA[6]	**$ 164.8**	$ 144.0	$ 146.8	$ 82.3	$ 5.6

(6) EBITDA in this Annual Report is provided solely as a supplemental disclosure with respect to operating results. EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. The Company defines EBITDA as income before income taxes and non-controlling interest income (loss) plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

	(In millions, except percentage data)	
Calculation of Return on Capital Employed:[7]	**2013***	2012**
Average stockholders' equity	**$ 389.7**	$ 333.3
Average debt	**121.4**	175.9
Average cash	**(161.1)**	(165.2)
Average capital employed, net of cash	**$ 350.0**	$ 344.0
Net income attributable to stockholders, as reported	**$ 110.0**	$ 98.0
Plus: Interest expense, net, as reported	**7.2**	10.9
Less: Income taxes on interest expense net, at 38%***	**(2.7)**	(4.1)
Actual return on capital employed = actual net income before interest expense, net, after tax	**$ 114.5**	$ 104.8
Actual return on capital employed percentage[7]	**32.7%**	30.5%
Actual return on equity percentage[8]	**28.2%**	29.4%

(7) Return on capital employed is provided solely as a supplemental disclosure with respect to income generation because management believes it provides useful information with respect to earnings in a form that is comparable to the Company's cost of capital employed, which includes both equity and debt securities, net of cash.

(8) Return on equity is defined as net income divided by average stockholders' equity.

*2013 Average stockholders' equity, debt and cash are calculated using 12/31/12 and each of 2013's quarter ends.
**2012 Average stockholders' equity, debt and cash are calculated using 12/31/11 and each of 2012's quarter ends.
***Tax rate of 38% represents the Company's target U.S. marginal tax rate compared with the effective income tax rate of 13.5% and 6.7%, in 2013 and 2012, respectively.

3

TO OUR STOCKHOLDERS

With our first full year as an independent public company behind us, we are delighted to provide our stockholders with an update on our 2013 activities and progress toward our sales growth and profit objectives.

2013 Financial Results

Global lift truck markets have grown at varying paces since the lift truck market reached the trough of the previous market cycle in 2008 and 2009. Market growth paused in 2011 and 2012, but as the Company anticipated, returned at an overall moderate rate of growth in 2013. The Americas and Asia-Pacific regions both grew at a rate of 10 percent, while the Europe, Middle East and Africa region grew only 2 percent – with overall growth in the region affected by the decline in the Western European markets.

We have been positioning the Company for share growth since before the Great Recession. Over the last decade, the business was restructured to create a more efficient and lean organization. The Company developed new products and programs focused on customers’ needs in order to increase unit and parts volumes and improve margins. Over this period, the Company substantially upgraded its comprehensive global product line and introduced new models not previously in the line, including a new utility truck brand, UTILEV®. The Company’s rationalized global manufacturing footprint enables it to assemble lift trucks largely in the market of sale. As a result of a modern lean manufacturing system designed to provide flexible and efficient manufacturing with enhanced throughput capabilities, the Company now has the capacity to increase production volumes by up to 35 percent from current levels, even after several plant closures. The Company has also re-engineered its products to utilize common components across multiple lift truck classes to reduce costs and product

Hyster’s recently introduced Jumbo truck, the Hyster® 360-48HD truck, has a lifting capacity up to 36,000 pounds at a 48” load center, and is shown in a tough steel pipe handling application.

Charles Pascarelli, the Company’s new Vice President of Sales and Marketing for the Americas, speaks to a group of 140 people, including employees and Americas dealers, at a dealer summit in Crotonville, NY during 2013 to launch the Company’s Americas warehouse initiative. This is just one example of the Company’s commitment to enhancing its independent distribution.

complexity, improve product quality, capture procurement cost savings, increase manufacturing efficiency and allow for faster design upgrades. In addition, supply chain management has been centralized to leverage best practices and gain economies of scale and certain components have been outsourced, often to suppliers in low-cost countries. Further, improvements in product development, engineering, manufacturing and the quality of sourced components have led to enhanced customer satisfaction and significantly reduced warranty costs. Finally, the Company has strengthened its independent dealer network by enhancing service offerings, increasing the number of dual brand dealers, converting strong competitor dealers and strengthening existing dealers. As a result of these many changes to the specific business areas, which are all currently performing soundly with a focus on continuous improvement, the Company has been able to deliver strong operating results in each of the past few years, particularly in 2013.

Hyster-Yale’s success in developing innovative products and continued global market expansion led the Company to an 11 percent increase in unit shipments in 2013, driven by growth in virtually

Yale® People. Products. Productivity.

From left to right: The Yale® GP050LX internal combustion engine, standard pneumatic tire lift truck has a lifting capacity of 5,000 pounds and is targeted at medium-duty applications. The Yale® MS12X 1.25 ton capacity European platform stacker is used in low-level warehouse applications. One of Hyster’s premium trucks, the S50FT Fortis® internal combustion engine cushion tire lift truck, has a lifting capacity of up to 5,000 pounds. The Hyster® L.O5.0T Tow tractor, a global product just recently introduced in the European market, is used in a wide variety of applications and has a towing capacity of up to 5 tons.

all markets but especially in the Americas, while maintaining a strong and growing backlog throughout the year. This increase in unit shipments, higher parts volume and favorable pricing, primarily in the Americas, more than offset the effect of the weakness of the Brazilian real to the U.S. dollar, resulting in an increase in revenues from $2.5 billion in 2012 to $2.7 expenses resulting from an increase in employee-related costs and additional costs to support the Company’s strategic initiatives. Overall, the Company’s operating profit margin has risen from 2.1 percent at the prior market cycle peak in 2007 to 4.5 percent in 2012 and 5.0 percent in 2013, which the Company believes is roughly the mid-point of this current market cycle.

Development of innovative products and continued global market expansion led to an 11% increase in unit shipments billion in 2013. The Company also experienced a shift in sales mix to lower-priced products, principally in the Americas, largely as a result of an increased focus on improving sales and market share in the warehouse segment of the lift truck market.

Net income(1) increased to $110.0 million in 2013 from $98.0 million in 2012, which included benefits from releases of tax valuation reserves of $12.8 million in 2013 and $10.7 million in 2012. The operational changes over the past decade, along with the market growth and share gains in 2013, as well as improvements in gross profit from lower material costs and production efficiencies achieved on higher unit volumes, resulted in the Company generating a 20 percent improvement in operating profit on revenue growth of 8 percent. These results were achieved despite higher operating

In 2013, the Company generated cash flow before financing of $126.8 million, a substantial increase over the $109.2 million generated in 2012, and continued strong EBITDA(2) and return on capital employed(2) of $164.8 million and 32.7 percent, respectively. The Company’s cash position was $175.7 million as of December 31, 2013, up from $151.3 million in 2012, which included the repayment of the remaining

$86.9 million of the Company’s existing term loan in 2013. Debt as of December 31, 2013 was $69.5 million. In December 2013, the Company entered into a new revolving credit agreement. As a result of these activities, the Company has a capital structure with a net cash position and efficient working capital levels, both of which provide stability in variable market conditions and flexibility for growth.

HYSTER

(1) For purposes of this annual report, discussions about net income refer to net income attributable to stockholders.

(2) See page 3 for the calculations of EBITDA and return on capital employed and the discussion of non-GAAP items and the related reconciliations to U.S. GAAP measures.

Outlook for 2014

While the accomplishments of 2013 were satisfying, the Company is poised for further growth in excess of the market rate in 2014. Hyster-Yale has an economic engine driven by unit volume. The Company’s worldwide distribution strength drives market share and unit volume. Increased volumes generate greater economies of scale, resulting in more favorable operating margin leverage in all areas of the business, and result in a larger installed lift truck population base, which is currently 815,000 units at the end of 2013. This large installed base generates a larger, profitable parts business, which improves operating profit margins. To drive our economic engine, the Company continually seeks to expand market share by enhancing its product offerings and its territory-exclusive dealer network in individual markets and by strengthening its sales and marketing activities.

For the year ended December 31, 2013, the Company’s operating profit margin was 5.0 percent, higher than in 2012 but still lower than the target operating profit margin of 7 percent at the mid-point of the market cycle. The Company believes this gap between actual and target operating profit margin can be closed through two main drivers. The first and far more important driver for improving operating margins and closing the gap to target levels is increasing unit volumes through market growth and improved share. With increased volumes, the Company expects to leverage its capacity to gain economies of scale in all areas of the business but particularly in manufacturing efficiencies and operating expenses. In 2013, the market grew moderately and, excluding China, the Company gained market share in all major global regions. In China, the Company’s share of the foreign brand market, the portion of that market segment where the Company is effectively competing, also increased. To achieve its long-term profitability objectives, the Company is focused on building on this momentum by continuing to grow faster than the overall forklift truck market through market share increases.

The second driver is margin enhancement, mainly in lower capacity internal combustion engine (“ICE”) lift trucks. The key to the margin enhancement initiative is to fully meet the needs of each of the three ICE segments: premium, standard and utility. Previously, the Company had a reputation for offering only premium products. Over the past two years, the Company has added standard and utility products to round out its premium product line to create a comprehensive product line for the ICE market segments. Having the right product at the right price for each application will permit the Company to focus on creating and pricing products which meet the needs of these individual market segments.

The global market for forklift trucks is expected to grow slightly in all major global regions in 2014 compared with 2013. As a result of this market growth, combined with expected increases in market share and a strong ending backlog in 2013, the Company anticipates an overall increase in unit shipments and parts volumes in 2014 compared with 2013. The majority of this increase is expected to come from the Americas, with smaller increases in the Asia-Pacific and European shipments.

One of Yale’s electric counterbalanced lift trucks, the Yale® ERP100-VM four-wheel pneumatic tire lift truck series, with a lifting capacity of up to 10,000 pounds, was launched in mid-2013.

At right: Hyster’s recently launched electric counterbalanced four-wheel pneumatic tire lift truck, the Hyster® J100XN, with a lifting capacity of up to 10,000 pounds, stacks drywall in a construction warehouse.

The Company expects material costs in 2014 to increase slightly compared with 2013, particularly during the second half of the year. Although commodity costs appear to have stabilized, these markets, particularly steel, remain volatile and sensitive to changes in the global economy. The Company will continue to monitor economic conditions, currency movements and the resulting effects on costs and pricing, and will take appropriate pricing actions if necessary but in a manner that does not erode its competitive position.

Hyster-Yale is focused on executing five strategic initiatives to achieve its operating profit margin target

While sales are expected to increase moderately in 2014 compared with 2013, the Company expects to generate an increase in operating profit, excluding the anticipated gain on the sale of the Company’s current Brazil plant, in excess of the rate of sales increase, with a decrease in the first half of 2014 compared with 2013 that is expected to be more than offset by improvements in the second half of 2014 compared with 2013. The favorable effect of anticipated increased unit volumes resulting from the Company’s strategic initiatives, increased parts volumes and product enhancements are all expected to contribute to this improvement. In addition, a lower estimate for equity incentive compensation that is in part driven by changes in the market price of the Company’s stock, which increased 91 percent during 2013, is also expected to contribute to the improved operating profit. These favorable items are expected to be partially offset by the full-year impact of marketing and employee costs associated with the strategic initiatives that were put in place over the course of 2013 and by unfavorable foreign currency movements in the Americas and Asia-Pacific. After excluding the gain from the sale of the Company’s Brazil plant in 2014 and after excluding a $12.8 million valuation allowance release taken in 2013, net income in 2014 is expected to improve moderately compared with 2013. The effect of improved operating profit, as well as lower interest expense from lower debt outstanding and lower interest rates under its new revolving credit agreement, are expected to be partially offset by a higher expected effective income tax rate. The higher effective income tax rate in 2014 is expected to result primarily from the effect of higher U.S. state, United Kingdom and Australian income taxes as a result of the 2012 and 2013 valuation allowance releases, combined with an anticipated increase in income in the Americas operations, which have a higher tax rate.

Full-year 2014 operating profit results, excluding the anticipated gain on sale of the Brazil plant, are expected to improve in the Americas segment, which includes the North America, Latin America and Brazil markets, with anticipated increases in unit and parts margins partially offset by an expected strong euro and slight material cost increases. Operating profit in the Europe segment, which includes the Middle East and Africa markets, is expected to increase in 2014 compared with 2013 due to volume increases and the anticipated benefits of the current strength of the euro, but these improvements are expected to be partially offset by the full-year effect of increased marketing and employee costs implemented during 2013. Asia-Pacific results for 2014 are expected to be lower largely due to the weakness of the Australian dollar despite the favorable effect of increased volume.

Cash flow before financing activities for 2014 is expected to decrease from 2013 primarily due to an increase in capital expenditures, largely driven by the construction of a new plant in Brazil. These capital expenditures will be partially offset by the final cash payment, which is expected to be received in mid-2014 when the sale of the current facility is expected to be finalized.

Long-term Strategic Initiatives

The Company’s vision is to continue to be a leading globally integrated designer, manufacturer and marketer of a complete range of high-quality, application-tailored lift trucks, offering the lowest cost of ownership, outstanding parts and service support and the best overall value. We believe we are currently at the mid-point of the current market cycle. As markets continue to grow with further economic recovery, the Company expects to share in this growth. However, to achieve a 7 percent operating profit margin in three to five years, which the Company has set as its target, Hyster-Yale must gain market share to achieve the volume and generate the economies of scale that will allow it to reach that target. To achieve this vision and its long-term financial target, the Company is focused on executing five key strategic initiatives: (1) understanding customer needs at the product and aftermarket levels in order to create and provide a full range of differentiated product and service solutions for specific industry applications, (2) offering the lowest cost of ownership by utilizing the Company’s understanding of customers’ major cost drivers and developing solutions that consistently lower the total cost of ownership and create a differentiated competitive position, (3) enhancing independent distribution by implementing programs aimed at broadening account coverage of the market, expanding the Company’s dual-brand ownership strategy, and ensuring dealer excellence in all areas of the world, (4) improving the Company’s warehouse market position through enhancing dealer and customer support, adding products, increasing incentives, and implementing programs to increase focus on key customers, and (5) expanding in Asian markets by offering products aimed at the needs of

The newly introduced European Yale® MR20 Reach truck has a lifting capacity of 2 tons and can stack a 1.0 ton load to a height of 12.5 meters.

these markets, enhancing distribution excellence and focusing on strategic alliances with local partners in China, India and Japan. These key strategic initiatives, in combination with three supporting programs focused on enhancing the Company’s Big Truck segment, strengthening its sales and marketing organization and enhancing Brazil production capabilities, are expected to help the Company gain sufficient market share to generate the volume necessary to achieve operating profit margins in the range of 7 percent at the peak of this market cycle, which is expected to be between 2017 and 2018.

The Company’s product pipeline is expected to provide a continuous stream of new product innovations and product introductions over the next several years that are anticipated to meet customer needs in virtually all major market segments at a low total cost of ownership to its customers. The products are also expected to enhance the Company’s competitiveness and market share position. To meet the specific application needs of its customers, the Company is focusing on developing utility, standard and premium products – utility trucks for low-intensity needs, especially in developing markets, standard trucks for medium-intensity applications in both the developed and developing markets and the Company’s traditional premium Fortis®, Fortens® and Veracitor® trucks for high-intensity needs in developed markets. To this end, development programs are under way for its electric-rider, warehouse, ICE and Big Truck product lines. During 2013, the Company completed its newly designed electric-rider lift truck product line by launching the 4- to 5-ton cushion tire electric-rider truck in the Americas in the first quarter of 2013. In addition, in October 2013, the Company introduced a new Reach Truck, predominantly for the European warehouse market. This product entered production in January 2014. The Company also introduced two new Big Truck models in the fourth quarter of 2013 to better serve specialized Big Truck market segments. The Company is also in the process of launching a new mast for the 2- to 3-ton electric and ICE counterbalanced trucks. The changes to the mast are focused on improving visibility, performance and robustness on these trucks, which in turn is expected to lead to lower total cost of operations.

In 2014, the Company is instituting a new model year update program for annual improvements of key

From left to right: The Hyster® H36-48XM Tire-handler, with a lifting capacity of up to 36,000 pounds, performs a tough application at an Australian mine site. The Hyster Shanghai manufacturing facility in China. The new UTILEV® UT15PTE three-wheel electric truck has a lifting capacity of 3,000 pounds and is designed to meet the needs of utility users. The Hyster® 45-27CH Reach Stacker has a lifting capacity up to 45 tons. This product is produced at Nijmegen, The Netherlands, and in India through a partnership with Tractors India Limited.

performance and capability features of each of its existing lift truck model platforms. This new program is expected to keep these platforms soundly positioned in the market over time. The first model year updates are expected to occur in April 2014 on the 1- to 3-ton and 4- to 9-ton ICE counterbalanced lift trucks. The 1- to 3-ton platform will receive a new premium spark ignited engine with improved robustness and durability,

New and upgraded products are expected to increase market share, improve revenues & enhance operating margins which is expected to lower the customer’s total cost of ownership through improved fuel economy and service intervals. The 4- to 9-ton platform will have features optimized to handle the increasingly demanding needs of key industry segments. Further, new platforms are expected to be developed and launched over the next few years based on longer-term segment needs or technological change opportunities.

In mid-2011, the Company introduced into certain Latin American markets a UTILEV®–branded 1- to 3.5-ton ICE pneumatic tire lift truck model to meet the needs of lower-intensity users. This UTILEV®-branded utility lift truck was gradually introduced into global markets during 2012. During the third quarter of 2013, the Company expanded the UTILEV®-branded series of lift trucks by introducing a 1- to 3-ton ICE cushion tire truck in North America and a 3-wheel electric rider truck globally. The UTILEV®-branded series of lift trucks is expected to continue to gain market position in 2014. The Company also offers one model of the standard ICE lift truck for medium-duty applications in both pneumatic and cushion tires for both Hyster® and Yale®. The Company expects to launch additional trucks in the standard ICE model series in future years.

All of these new and upgraded products are expected to help increase market share, to improve revenues and to enhance operating margins. In addition, stricter diesel emission regulations for new trucks began to go into effect in 2011 and will be fully in effect by 2015 in certain global markets. The Company has launched and expects to continue to launch lift truck series over this period that will meet these new emission requirements.

The Company is developing and selling its new products in a manner that focuses on understanding its customers’ major cost drivers and developing solutions that consistently lower total cost of ownership. The Company is focused on providing tailored solutions for its major customers through industry “application guides.” Guides have been completed for the trucking, grocery and steel industries and others are expected to be developed in 2014 and future years. The Company is also focused on keeping the life cycle cost of operating its trucks as low as possible. The Company has been successful in reducing fuel consumption, a significant direct cost for its customers, on certain truck models by up to 15 percent. The Company is also introducing telemetry capabilities in its lift trucks to deliver additional information and value to its customers, allowing the customer to monitor the use of trucks to ensure they are being operated properly and serviced in a timely manner to keep maintenance costs to a minimum. Finally, as the quality of the Company’s trucks has improved, repair costs have decreased. To quantify all of this, Hyster-Yale has created service cost calculators for its sales personnel so they can determine the benefits the customer is expected to receive over the life of the lift truck and obtain attractive lease rates for its customers through an improved understanding of applications and operating costs.

The Company continues to strengthen its exclusive, independent distribution network by implementing programs to enhance dealer excellence, adding strong independent dealers, encouraging more dual brand representation by dealers, where appropriate, and replacing underperforming dealerships. In 2012, the Company initiated a program aimed at strengthening dealers and broadening account coverage of the

At Top: The Yale® MR20 moving-mast Reach truck, introduced to accelerate penetration of the European warehouse market, moves goods in a European distribution facility. At Bottom: The Yale® OS030BF Order Selector lift truck has been designed for comfort and productivity in a high-intensity warehouse environment and can reach heights of up to 300”.

market by helping dealers identify accounts. This program helped generate new account coverage in 2013. Also in 2013, the company appointed 13 new dual-brand dealers and converted 11 competitor dealers.

In 2013, 27 percent of the Company’s revenues were in electric lift trucks compared with 26 percent in 2012. As part of the Company’s efforts to penetrate the growing warehouse equipment market more deeply and increase volumes in electric lift trucks, which dominate this market, the Company has been focusing on upgrading its warehouse product range, helping its dealers strengthen specialized capabilities for serving emission leadership by achieving breakthrough improvements in fuel efficiency with these new engines. Overall, the Company’s Big Truck business has significant growth potential. The Company is highlighting its Big Truck global capabilities to customers who need global coverage and its specialized application sales capabilities.

The Company is also strengthening its capabilities by aligning its sales and marketing organization in each region around the specific needs of counterbalanced trucks, warehouse trucks and Big Trucks and around serving its dealers more effectively, all with a higher

Focused on upgrading warehouse products to further penetrate the growing warehouse equipment market this segment and increasing coverage through direct sales to major accounts. In 2013, the Company introduced a new Reach Truck in the European market and made substantial upgrades to its North American warehouse products. Also during 2013, the Company held a dealer summit in North Carolina for its Americas dealers at which it trained approximately 800 dealer personnel on warehouse products.

Finally, the Company is focused on expanding in the growing Asia-Pacific markets. In 2013, the Company opened a new office in Malaysia to spearhead sales efforts in the Asia region. In addition, the Company has added more sales resources and new dealers in the region and is leveraging the new standard and utility products, which are more suited to this market, to improve share and margins. Also, the Company is continuing to focus on strategic alliances with local partners in key Asian markets.

In addition to its five key strategic initiatives, the Company has three supporting programs that are expected to help it improve market share. Within Big Trucks, Hyster-Yale has already gained Tier 4 engine emphasis on accountability. In 2013, the Company added talent to enhance its capabilities in this refo-cused organizational structure. Finally, the Company is improving its production capabilities in Brazil by building a new manufacturing facility that will be more efficient and provide the ability to expand local product line production and serve countries outside Brazil.

The Company anticipates achieving increased volumes through these strategies and by competing on quality and solving customer needs, all with the objective of reaching its 7 percent operating profit margin goal at the peak of this market cycle. If the programs continue to be executed well, the Company is expected to reach 7 percent operating profit margin at the next mid-cycle and somewhat higher at the next market cycle peak.

Looking forward

Hyster-Yale’s strategic initiatives are only the first step in its value creation strategy, which has three steps: (1) increase unit volume and market share over the next three to five years through the execution of its five key strategic initiatives and three supporting programs to achieve the Company’s financial targets, (2) gain significant aftermarket parts business over the longer term as a result of the continued increase in the Company’s installed lift truck population base and (3) achieve market recognition in the short term through continued dialogue with the investor community regarding the Company’s operations and strategy.

With the momentum of solid 2013 performance, the Company is poised to grow in 2014 and through the rest of this market cycle by focusing on increasing market share in order to reach its long-term financial goals.

Hyster-Yale’s Class A common stock closed at

$93.16 on December 31, 2013, a 91 percent increase over the closing price on December 31, 2012. We are very pleased with the reception we received in our first year as a focused investment option in the materials handling equipment industry. We continue to believe that the execution of our value creation strategy, combined with a strong balance sheet, financial flexibility, an expected continued strong cash position and excellent returns on capital employed, make Hyster-Yale a compelling long-term investment opportunity.

The Company has maintained a quarterly dividend of $0.25 per share in 2013 and will continue to evaluate its dividend level in 2014. In addition to the regular dividend, the Company continues to execute the stock repurchase program approved by the Board of Directors in December 2012, which permits the repurchase of up to $50 million of the Company’s outstanding Class A common stock. Since its inception, Hyster-Yale has purchased approximately 103,600 shares for an aggregate purchase price of $5.2 million, including

$3.0 million purchased during 2013. Overall, the Company expects continued strong cash generation in 2014 and beyond. The Company will first focus on utilizing its cash to support its strategic initiatives and then, as appropriate, return capital to its stockholders through dividends and the stock repurchase program. In due course, should further cash be available, the

Company will then look for opportunities to take advantage of Hyster-Yale’s skills and capabilities and provide sound financial returns.

We have great confidence in the ability of our management team to achieve the Company’s market share and financial objectives in the years ahead as our many experienced and highly motivated professionals build on the Company’s strong 2013 financial results.

We would like to welcome F. Joseph Loughrey, retired Vice Chairman of Cummins, Inc., an engine manufacturing company, and John M. Stropki, retired Executive Chairman of Lincoln Electric Holdings, Inc., a welding products company, to our Board of Directors. Both are experienced executives with substantial knowledge of the capital goods industry. We are privileged to have them as Directors.

Finally, we would like to take this opportunity to thank all of the Company’s customers, dealers and suppliers and all of the Hyster-Yale stockholders for their continued support, and to thank all of our employees for their hard work and commitment to achieving our long-term goals. We have a strong group of employees, strong brands and a strategic plan we are excited about executing. Although we are still a new public company, we are a decades-old business with decades-old brands that have earned the trust of our customers who depend upon the performance of our products every day. We look forward to building successfully on this legacy for many years to come.

Alfred M. Rankin, Jr.

Alfred M. Rankin, Jr.

Chairman, President and Chief Executive Officer, Hyster-Yale Materials Handling Inc., and Chairman, NACCO Materials Handling Group, Inc.

Michael P. Brogan

Michael P. Brogan

Vice Chairman and Chief Executive Officer, NACCO Materials Handling Group, Inc.

DIRECTORS AND OFFICERS

Directors and Officers of Hyster-Yale Materials Handling, Inc.

Directors:

J.C. Butler, Jr.

Senior Vice President, Finance, Treasurer and Chief Administrative Officer, NACCO Industries, Inc.

Carolyn Corvi

Retired Vice President and General Manager – Airplane Programs of The Boeing Company

John P. Jumper

Chairman of the Board and Chief Executive Officer of Leidos Holdings, Inc.

Retired Chief of Staff, United States Air Force

Dennis W. LaBarre

Of Counsel, Jones Day

F. Joseph Loughrey

Retired Vice Chairman, Cummins, Inc.

Alfred M. Rankin, Jr.

Chairman, President and Chief Executive Officer of Hyster-Yale Materials Handling, Inc.

Chairman of NACCO Materials Handling Group, Inc. Chairman, President and Chief Executive Officer of NACCO Industries, Inc.

Claiborne R. Rankin

Manager of NCAF Management, LLC, the managing member of North Coast Angel Fund, LLC

Michael E. Shannon

President of MEShannon & Associates, Inc. Retired Chairman, Chief Financial and Administrative Officer of Ecolab, Inc.

John M. Stropki

Retired Executive Chairman of Lincoln Electric Holdings, Inc.

Britton T. Taplin

Self-employed (personal investments)

Eugene Wong

Professor Emeritus of the University of California at Berkeley

Officers:

Alfred M. Rankin, Jr.

Chairman, President and Chief Executive Officer

Michael P. Brogan

Vice Chairman and Chief Executive Officer, NACCO Materials Handling Group, Inc.

Charles A. Bittenbender

Vice President, General Counsel and Secretary

Brian K. Frentzko

Vice President, Treasurer

Jennifer M. Langer

Vice President, Controller

Lauren E. Miller

Senior Vice President, Marketing and Consulting

Kenneth C. Schilling

Vice President and Chief Financial Officer

Suzanne S. Taylor

Vice President, Deputy General Counsel and Assistant Secretary

Officers of NACCO Materials Handling Group, Inc.

Alfred M. Rankin, Jr.

Chairman

Michael P. Brogan

Vice Chairman and Chief Executive Officer

Colin Wilson

President and Chief Operating Officer, and President, Americas

Charles A. Bittenbender

Vice President, General Counsel and Secretary

Gregory J. Breier

Vice President, Tax

Brian K. Frentzko

Vice President, Treasurer

Jennifer M. Langer

Vice President, Controller

Lauren E. Miller

Senior Vice President, Marketing and Consulting

Ralf A. Mock

Managing Director, Europe, Middle East and Africa

Charles F. Pascarelli

President, NMHG Sales and Marketing, Americas

Rajiv K. Prasad

Vice President, Global Product Development and Manufacturing

Victoria L. Rickey

Vice President, Asia-Pacific

Michael E. Rosberg

Vice President, Global Supply Chain

Kenneth C. Schilling

Vice President and Chief Financial Officer

Gopichand Somayajula

Vice President, Global Product Development

Suzanne S. Taylor

Vice President, Deputy General Counsel and Assistant Secretary

Raymond C. Ulmer

Vice President, Finance, Americas

CORPORATE DATA

Annual Meeting

The Annual Meeting of Stockholders of Hyster-Yale

Materials Handling, Inc. will be held on May 7, 2014, at 9:00 a.m. at the corporate office located at: 5875 Landerbrook Drive, Cleveland, Ohio 44124

Form 10-K

Additional copies of the Company’s Form 10-K filed with the Securities and Exchange Commission are available free of charge through Hyster-Yale’s website (www.hyster-yale.com) or by request to: Investor Relations Hyster-Yale Materials Handling, Inc.

5875 Landerbrook Drive, Suite 300 Cleveland, Ohio 44124 (440) 229-5168

Stock Transfer Agent and Registrar

Stockholder Correspondence:

Computershare P.O. Box 30170

College Station, TX 77842-3170

Overnight Correspondence:

Computershare

211 Quality Circle, Suite 210 College Station, TX 77845

(877) 373-6374 (U.S., Canada and Puerto Rico) (781) 575-2879 (International)

Legal Counsel

Jones Day North Point

901 Lakeside Avenue Cleveland, Ohio 44114

Independent Registered Public Accounting Firm

Ernst & Young LLP

950 Main Avenue, Suite 1800 Cleveland, Ohio 44113

Stock Exchange Listing

The New York Stock Exchange Symbol: HY

Investor Relations Contact

Investor questions may be addressed to: Investor Relations Hyster-Yale Materials Handling, Inc.

5875 Landerbrook Drive, Suite 300 Cleveland, Ohio 44124 (440) 229-5168 E-mail: ir@hyster-yale.com

Hyster-Yale Materials Handling, Inc. Website

Additional information on Hyster-Yale may be found at the corporate website, www.hyster-yale.com. The Company considers this website to be one of the primary sources of information for investors and other interested parties.

Hyster Global: www.hyster.com Yale Global: www.yale.com

FSC www.fsc.org MIX Paper from responsible sources FSC® C003197

Environmental Benefits

This Annual Report on Form 10-K is printed using post-consumer waste recycled paper and vegetable-based inks. By using this environmental paper, Hyster-Yale Materials Handling, Inc. saved the following resources:

27 trees preserved for the future

79 lbs. water-borne waste not created

11,566 gal. waste water flow saved

1,280 lbs. net greenhouse gases prevented

19,286,500 BTUs energy not consumed

The FSC Trademark identifies wood fibers coming from forests which have been certified in accordance with the rules of the Forest Stewardship Council.

HYSTER-YALE

MATERIALS HANDLING

5875 Landerbrook Drive, Suite 300 Cleveland, Ohio 44124

www.hyster-yale.com

An Equal Opportunity Employer